UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the

Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

NGFC EQUITIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g)

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NGFC EQUITIES, INC.

Jan 26, 2016

Dear Shareholders:

The enclosed Information Statement is being furnished to the holders of record of shares of the common stock (the “Common Stock”) of NGFC Equities, Inc., a Florida corporation (the “Company” or “NGFC”), as of the close of business on the record date, December 31, 2015.  The purpose of the Information Statement is to notify our shareholders that on January 14, 2016, the Company received written consents in lieu of a meeting of shareholders (the “Written Consent”) from the holders of 76,420,000 votes of our common stock (including 74,000,000 votes from the majority shareholder I. Andrew Weeraratne), representing 86.75% of the issued and outstanding shares of our common stock.  The Written Consent adopted resolutions which approved the Company’s current directors to continue serving in their current capacities until the next annual shareholders meeting.

You are urged to read the Information Statement in its entirety for a description of the actions taken by the majority of shareholders of the Company. The resolutions will become effective twenty calendar days after this Information Statement is first mailed to our shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The enclosed Information Statement is being furnished to you to inform you that the foregoing actions have been approved by the holders of at least a majority of the outstanding shares of all voting stock of the Company. Because shareholders holding at least a majority of the voting rights of our outstanding common stock have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through its ownership of common stock, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting your proxy in connection with the adoption of these resolutions, and proxies are not requested from stockholders.

This Information Statement is being e-mailed on or about Jan 20, 2016 to shareholders of record on December 31, 2015.

Sincerely,

/s/ I Andrew Weeraratne
I Andrew Weeraratne
Chief Executive Officer

NGFC Equities, Inc.

45 Almeria Avenue

Coral Gables, FL 33134

_____________________

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

_________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS REQUIRED
IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

The enclosed Information Statement is being furnished to the holders of record of shares of the common stock (the “Common Stock”) of NGFC Equities, Inc., a Florida corporation (the “Company” or “NGFC”), as of the close of business on the record date December 31, 2015.  The purpose of the Information Statement is to notify our shareholders that on January 14, 2016 the Company received written consents in lieu of a meeting of shareholders (the “Written Consent”) from the holders of 76,420,000 votes of the issued and outstanding shares of our common stock (including 74,000,000 votes from the majority shareholder I. Andrew Weeraratne), representing 86.75% of the issued and outstanding shares of our common stock.  The Written Consent adopted resolutions which approved the Company’s current directors to continue serving in their current capacities until the next annual shareholders meeting.

You are urged to read the Information Statement in its entirety for a description of the actions taken by the majority of shareholders of the Company. The resolutions will become effective twenty calendar days after this Information Statement is first mailed to our shareholders.

Because shareholders holding at least a majority of the voting rights of our outstanding common stock have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through its ownership of common stock, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting proxies in connection with the adoption of these resolutions, and proxies are not requested from shareholders.

In accordance with our bylaws, our Board of Directors has fixed the close of business on December 31, 2015 as the record date for determining the shareholders entitled to notice of the above noted actions. This Information Statement is being mailed on or about Jan 20, 2016 to shareholders of record on the record date.

DISTRIBUTION AND COSTS

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one Information Statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders. Also, we will promptly deliver a separate copy of this Information Statement and future shareholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future shareholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Shareholders may also address future requests regarding delivery of information statements by contacting us at the address noted above.

VOTE REQUIRED; MANNER OF APPROVAL

Because shareholders holding at least a majority of the voting rights of our outstanding Common Stock have voted in favor of the foregoing actions, and have sufficient voting power to approve such actions through their ownership of common stock, no other shareholder consents will be solicited in connection with the transactions described in this Information Statement.  The Board is not soliciting proxies in connection with the adoption of these proposals, and proxies are not requested from shareholders.

In addition, the Florida Business Corporation Act provides in substance that shareholders may take action without a meeting of the shareholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding voting shares holding not less than the minimum number of votes that would be necessary to approve such action at a shareholders meeting.  This action is effective when written consents from holders of record of a majority of the outstanding shares of voting stock are executed and delivered to the Company.

The Company has no class of voting stock outstanding other than the common stock and our Class A common stock is entitled one vote for each share and our Class B common stock is entitled 10 votes for each share. There are currently18,092,674 shares of class A common stock outstanding and 7,000,000 Class B commons stock outstanding.   In accordance with our bylaws, our Board of Directors has fixed the close of business on December 31, 2015 as the record date for determining the shareholders entitled to vote or give written consent.

On January 14, 2016, the Company received written consents in lieu of a meeting of shareholders (the “Written Consent”) from the holders with 76,420,000 votes of the issued and outstanding shares of our common stock (including 74,000,000 votes from the majority shareholder I. Andrew Weeraratne), representing 86.75% of the issued and outstanding shares of our common stock.  The Written Consent adopted resolutions which approved the Company’s current directors to continue serving in their current capacities until the next annual shareholders meeting. Accordingly, in compliance with the Florida Business Corporation Act, at least a majority of the outstanding shares has approved the Company’s current directors to continue serving in their current capacities until the next annual shareholders meeting. As a result, no vote or proxy is required by the shareholders to approve the adoption of the foregoing actions.

REAPPOINTMENT OF THE CURRENT DIRECTORS

The Company believes the current 4 directors of the Company have done a good job in performing their duties and would like them to continue to serve the Company until the next annual stockholders’ meeting to be held in February of 2017.

COPORATE GOVERNANCE

Our Board

The business and affairs of the company are managed under the direction of our board. We conducted 11 board of director meetings during the fiscal year ending September 30, 2015. Each of our directors has attended all meetings either via telephone conference or informed and responded to matters discussed via email. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meetings. All communications from stockholders are relayed to the members of the Board.

Controlled Company

The Board has determined that the Company meets the definition of a “Controlled Company” as defined by Rule 5615(c) of the NASDAQ Listing Rules.  A “Controlled Company” is defined in Rule 5615(c) as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company.  Certain NASDAQ requirements do not apply to a “Controlled Company”, including requirements that: (i) a majority of its Board must be comprised of “independent” directors as defined in NASDAQ’s rules; and (ii) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present.

Director Independence

Mr. Engberg is considered independent within NYSE MKT’s director independence standards pursuant to the NYSE MKT Company Guide.

Compensation of Directors

For the fiscal year ending September 30, 2015 we gave our Chairman of the Board, James New and one of the directors Bo Engberg 10,000 Class A common stock each. We gave 100,000 Class A common stock to Eugene Nichols our president and director.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the board.

Code of Ethics

We have adopted a code of ethics as of October 3, 2013 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees.  Our standards are in writing and are posted on our website.  The following is a summation of the key points of the Code of Ethics we adopted:

●	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;

●	Full compliance with applicable government laws, rules and regulations;
●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
●	Accountability for adherence to the code.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table lists, as of December 31, 2015, the number of shares of our common stock that are beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each executive officer and director of our company; and (iii) all executive officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. Unless otherwise specified, the address of each beneficial owner listed in the table is c/o NGFC Equities, Inc., 45 Almeria Avenue, Coral Gables, Florida 33134.

Name	Number of Shares of Class A Common Stock Beneficially Owned (1)	Percent of Class A Common Stock Owned (2)

Officers and Directors

I. Andrew Weeraratne (3) Chief Executive Officer, Chief Financial Officer, Director	4,000,000	22.17%

James C. New Chairman of the Board of Directors	760,000	6.1%

Eugene Nichols President, Director	1,100,000	4.21%

Bo Engberg Director	560,000	3.1%

All Directors and Officers as a Group (4 persons)	6,420,000	35.58%

5% Holders

Goran Antic	3,000,000	16.63%

All Directors, Officers and 5% Holders as a Group (5 persons)	9,420,000	52.21%

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from September 30, 2015, upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised;

(2)	Based on 18,042,674 shares of common stock outstanding as of September 30, 2015. These percentages have been rounded for convenience;

(3)	Mr. Weeraratne also owns 7,000,000 shares of Class B common stock, which has 10:1 voting rights and is convertible into shares of Common Stock on a 1:1 basis at the option of the holder.

Certain Relationships and Related Transactions, and Director Independence

On February 24, 2015 we acquired 8,250,000 shares of ECI-LATAM Inc. (representing 55%) from Mr. Goran Antic in exchange for 3,000,000 unregistered Class A Common Stock of NGFC.

In September 2015 we gave 10,000 unregistered Class A Common Stock priced at $0.15 cents per share each to three directors Eugene Nichols, James New and Bo Engberg as directors’ fees.

Eugene Nichols, the President/Director was given an additional 90,000 unregistered Class A Common Stock priced at $0.15 cents per share of the company.

Also our Board approved and gave High Tech Fueling, Service and Distribution Inc. (HFSD) 510,000 unregistered Class A Common Stock of NGFC priced at $0.15 cents per share (total value of $76,500) and $1,000 in cash as one time management fees since NGFC was the continuation of HFSD that began to set up NG stations in China. However, HFSD never began its operations. HFSD is a related entity since major shareholders of NGFC are also major shareholders of HFSD. We filed the required insider forms with the SEC regarding these issues on time on September 28, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our Common Stock (collectively, the “Reporting Persons”) to report their ownership of, and transactions in our Common Stock to the SEC. Such Directors, executive officers and 10% shareholders also are required to furnish us with copies of all Section 16(a) reports they file.

During the fiscal year ended September 30, 2015 the following Reporting Person has not complied with all applicable Section 16(a) reporting requirements. Following reporting person acquired 10% of our Class A common stock (10% holder) for the first time and under Section 12 of the Exchange Act must file Form 3 within 10 days after the event date. The event date was February 25, 2015.  The following Reporting Person was late in filing Form 3, having filed Form 3 on the following date:

Goran Antic

10% owner

Filed Form 3 on July 22, 2015

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Liquidity and Capital Resources

As of September 30, 2015 our current assets were $644,392. Our current liabilities were $68,094. Stockholders’ equity was $521,707 as of September 30, 2015 and noncontrolling interest were $540,468. The weighted average number of shares outstanding was 22,137,706 for the period from October 1, 2014 to September 30, 2015.

As of September 30, 2014 our current assets were $110,380. Our current liabilities were $3,000. Stockholders’ equity was $107,380 as of September 30, 2014. The weighted average number of shares outstanding was 19,018,733 for the period from Inception (October 2, 2013) to September 30, 2014.

We believe we will require approximately $5.8 million of available capital for each proposed Operational Unit in our Energy and Retail Division comprised of a combined gasoline, diesel and NG fueling service station along with a convenience store and a vehicle conversion station. Therefore at this juncture, we plan to acquire a currently operating small fuel station and operate it until we find capital to build our completed operational units. Our subsidiary in healthcare division currently making enough cash flow to survive on their own and will need only minimal amount of money to stay afloat. However, if we plan to expand the distribution network we plan for La Veles Inc. or acquire any companies in the Cell Therapy industry then we will have to raise more funds for those purposes too.

Currently we have no commitments to raise such additional funds. We plan to get funding to acquire such smaller fuel station from this offering. If such capital does not become available from the proceeds of any future offering or other sources, we will be able to continue operations as a development stage company for approximately the next 18 months from available cash on hand while seeking additional sources of capital. There can be no assurance that such additional capital will be available.

Results of Operations

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities.

Our consolidated net loss for the fiscal year from October 1, 2014 to September 30, 2015 is $444,455. During the fiscal year ended September 30, 2015 we realized $17,274 in short term gains and hold $57,176 in unrealized capital losses of stock and option position and generated $333 in dividend revenue. During the fiscal year ending September 30, 2015 we had revenue of $62,429, cost of goods sold of $60,222 and a gross profit of $2,207 and incurred operating expenses of $407,093.

Our net loss for the fiscal year from inception (October 2, 2013) and ended September 30, 2014 was $88,930. During fiscal year September 30, 2014, we realized $3,281 in short term capital gains and hold $7,379 in unrealized capital losses of stock and option position and generated $120 in dividend revenue. During the fiscal year from inception (October 2, 2013) and ended September 30, 2014, we incurred operating expenses of $84,952.

Cash Flows from Operating Activities

During the fiscal year September 2015, NGLP began an investment account with Interactive Brokers LLC and transferred $380,000 to the brokerage account to invest in various stocks. During the fiscal year 2014, NGFC opened an account with the same brokerage and transferred $80,000 in cash to the brokerage account. During the fiscal year 2015, on a consolidated basis $207,469 was invested in stocks and options. The market value of those stocks and options as of September 30, 2015 was $195,461. As we acquired ECI-LATAM Inc. in February 2015, we received $33,335 in cash in bank. In October 2014 we acquired a software package to do our SEC filing in house for $4,995.

NGFC began an investment account with Interactive Brokers LLC in June 2014. Net cash used in investment activities for the fiscal year ending September 30, 2014 was $80,000. The market value of stocks and option as of September 30, 2014 was $27,561.

Cash Flows from Investing Activities

We began an investment account with Interactive Brokers LLC in June 2014. Net cash used in investment activities for the fiscal year ending September 30, 2014, was $80,000.

Cash Flows from Financing Activities

We have financed our operations from the issuance of equity instruments. For the year ended September 30, 2015, net cash flows from financing activities was $628,720 of which $146,201 received from issuance of registered common stock under our Direct Public Offering that was closed in July of 2015. Sale of subsidiary ownership interest consists of net $485,350 sold to NGFC Limited  Partners plus the net of realized gain and unrealized loss $1,585 allocated to NGFC or a total of $486,935, $450 sold to minority partner of Vanguard Energy Inc. and $200 sold to minority partner of La Veles Inc.

For the year ended September 30, 2014, net cash flows from financing activities was $196,310 received from issuance of common stock under a private stock offering in October and November 2013.

Directors and Executive Officers of the Company

The following individuals serve as our executive officers and members of our board of directors:

Name	Age	Positions

James C. New	70	Chairman of the Board of Directors

I. Andrew Weeraratne	65	Chief Executive Officer, Chief Financial Officer, Director

Eugene Nichols	69	President, Secretary, Treasurer, Director

Bo G. Engberg	68	Director

BACKGROUND OF DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

James C. New, age 70, Chairman of the Board of Directors

Mr. New has served as our Chairman of the Board of Directors since inception. Mr. New has over 20 years of experience in the healthcare industry, and is the retired Chairman of the Board of Directors of Aurora Diagnostics, LLC (“Aurora”), where he still serves as a director. Aurora was co-founded by Mr. New in July 2006 which grew to approximately $300 million during his tenure. He also served as Aurora’s Chief Executive Officer and President from 2006 until his retirement in September 2011. Prior to joining Aurora, Mr. New was a private investor from 2003 to 2006. He served as the President, Chief Executive Officer and Chairman of AmeriPath, an anatomic pathology laboratory company, from January 1996 through 2003. Prior to joining AmeriPath, Mr. New served as the President, Chief Executive Officer, and a director of RehabClinics, an outpatient rehabilitation company Mr. New had his bachelor’s degree in Allegheny College in 1967 and got an MBA from Gannon University in 1971.

I. Andrew Weeraratne, age 65, Chief Executive Officer, Chief Financial Officer, Director

Mr. Weeraratne has served as our Chief Executive Officer and member of our board of directors since inception and took over also the position of Chief Financial Officer as of August 6, 2014. Prior to joining the Company, Mr. Weeraratne served as the President on a part-time basis of four private investment companies, including Passerelle Corp. (since February 2000), Andwe One Limited Partnership (since September 2006), PAR Holding Partnership (since June 2011) and Scanflo Partnership (since April 2013). Mr. Weeraratne continues to devote efforts part-time to these entities. Mr. Weeraratne also served as Chief Financial Officer of China Direct, Inc. (NASDAQ: CDII) from February 2009 to May 2009. From August 2004 to December 2008, Mr. Weeraratne acted as a financial consultant working in a variety of industries including work with the Embassy of the United States of America in Iraq as a financial advisor to form an Iraqi Accounting Association to introduce International Accounting Standards to Iraq as part of a plan to privatize state-owned enterprises after the Iraq war. From December 1998 to February 2000, Mr. Weeraratne was the Chief Financial Officer of National Lampoon, Inc. (formerly known as J2 Communications), a provider of branded comedic content. Mr. Weeraratne has been a Florida licensed Certified Public Accountant since 1981, and has also served as a financial consultant to various global entities. He is also an author, and wrote a book entitled Uncommon Commonsense Steps to Super Wealth, where he illustrates how some people beginning with very little ended up in the list of richest people on earth by focusing only one out of four ways to make their wealth. Currently, Mr. Weeraratne devotes approximately 90% of his time to our business and affairs. Mr. Weeraratne is a Certified Public Accountant in the State of Florida.

Eugene Nichols, age 69, President, Secretary, Treasurer, Director

Mr. Nichols has served as our Vice President, Secretary, Treasurer and a director since inception and was a founder of the company. Mr. Nichols has over 30 years of sales, management and marketing experience with a Fortune 100 company. Since 1999, along with his wife Evelyn Nichols, he has owned and operated Informa Training Partners, a healthcare related sales training company located in Walpole, Massachusetts. He began his professional career as a sales representative at Beecham Massengill in Bristol, Tennessee, where he was employed from 1972 to 1976. From

May 1976 until October 2002, he was employed with Abbott Diagnostic holding various positions including sales executive, sales trainer, district manager and director advertising and communication. Mr. Nichols devotes approximately 90% of his time to our business and affairs. Mr. Nichols graduated with a bachelor’s degree in Business Administration from Auburn University in 1972.

Bo G. Engberg, age 68, Director

Mr. Engberg joined as a director of our company on October 12, 2013. He began his career in sales, in 1972, with Electrolux A.B. (NASDAX OMX, Stockholm), the leading manufacturer of household appliances in Sweden and then joined their international division in 1974. At that time Getinge A.B., which currently is the leading manufacturer of infection control equipment, was a division of Electrolux. In 1979, Mr. Engberg was recruited by Getinge group to focus on infection control equipment as a sales director. He continued as the Director of Sales of Getinge (currently the biggest medical and pharmaceutical company in Sweden, a public company listed on NASDAX OMX, Stockholm) for the next 41 years relocating to a few places in the world. Mr. Engberg retired in April of 2013. He is fluent in English, Spanish, Portuguese, French, German, Italian and Swedish. Mr. Engberg obtained a bachelor’s degree in Electrical Engineering from Zimmermanska Technical Institute in Vasteras, Sweden in 1970.

Kazuko Kusunoki, Vice President of Administration

Ms. Kazuko Kusunoki began her career as a freelance writer for magazines in Japan.  From October 1991 to May 1994 she worked for Subaru International Co. Ltd in Tokyo, Japan as a Translator, Editor and Coordinator. From June 1994 to February 1996 she worked as a freelance translator working on software manuals, automobile magazines and other technical documents. From March 1996 to October 2000 Kazuko worked for Fujitsu Learning Media Limited in Tokyo, Japan as Software Localization Project Manager and Coordinator. She moved to the USA in 2001 and from 2001 to the present time she has been working as a freelance translator for various major translation companies, especially translating content on websites, for clients such as Eurail, Akamai, Citigroup and MasterCard etc.  Kazuko has a BA in Commerce from Waseda University, Tokyo, Japan in March 1989 and got a certificate in Local Area Network support from UCLA Extension in California in June 2002. Kazuko’s responsibilities will include keeping a schedule of all the mandatory filings we have to with the SEC and tax authorities to assure they are done on time. Also she will be instrumental in doing our SEC filing using in-house software to edgarize and XBRL the process. She will also help us expand our operations in Japan by meeting with Japanese businesses that we have already begun negotiation to acquire. Kazuko Kusunoki is the wife of I. Andrew Weeraratne the CEO and CFO of NGFC Equities, Inc.

Charlotte Brown, Vice President of Strategy and Operations

Ms. Charlotte Brown currently works for us on a part time as needed basis. She began her career at Lazard Ltd, a financial advisory and asset management firm in London, England, working first as an Intern in the summer of 2006 and then as a Corporate Finance Analyst from May 2007 to October 2008. At Lazard Ltd. From November 2008 to May 2009, she took time off from work to travel across Europe. From June 2009 to January 2011 she worked at Centrica PLC, a vertically integrated energy company with upstream, trading and retail operations in the United Kingdom, Republic of Ireland and North America, listed on the London Stock Exchange. At Centrica PLC, Charlotte worked as Group Strategy Manager in their Head Office in Berkshire, England. From February 2011 to August 2013, Charlotte worked as Strategy Manager for British Gas, a downstream energy and services business that is a subsidiary of Centrica PLC. From September 2013 to present, Charlotte travelled the world extensively. Also during that time she incorporated a UK company named Adelie Consulting Ltd in March 2014 and a US company named Adelie Ventures LLC in October 2014 to use as the base for any future consulting work. Charlotte has a First Class Honors Bachelor of Science degree in Business Studies from Cass Business School, London, England. In 2007, she completed a course in Corporate Finance Regulation and Corporate Finance Technical Foundations from the Securities & Investment Institute in London, England.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers has been:

●

the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●

subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●

found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

●

subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●

subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

None of our directors, executive officers or affiliates, or any beneficial owner of 5% or more of our common stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, us.

Separation of Duties of the Chairman of the Board, the Chief Executive Officer and the President

We have separated the duties of the Chairman of the Board of Directors, President of the Company and the Chief Executive Officer of the Company among three separate individuals in order to increase objectivity and fiduciary responsibilities to the shareholders both in appearance and in operation.

Director Independence

Mr. Engberg is considered independent within NYSE MKT’s director independence standards pursuant to the NYSE MKT Company Guide.

Audit, Compensation and Nominating Committee

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by board of directors as a whole. Because we only have one independent director, we believe that the establishment of these committees would be more form over substance. Further, because we have no operations, at the present time, we believe the services of financial experts are not warranted.

Mr. Weeraratne is considered an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

•	understands generally accepted accounting principles and financial statements;

•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements;

•	understands internal controls over financial reporting; and

•	understands audit committee functions.

Limitation of Director Liability; Indemnification

Indemnity

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv)is or was serving at the request of the Corporation as an officer of another corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation.  Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the executive officers who served at the end of the periods of September 30, 2015 and September 30, 2014, for services rendered in all capacities to us.  The listed individuals shall hereinafter be referred to as the “Named Executive Officers.”  Currently, we have no employment agreements with any of our Directors or Officers.  For the fiscal year ended September 2015 our directors except the CEO/director were given 10,000 shares each valued at $0.15 cents per share. The President/director Eugene Nichols was given an additional 90,000 shares valued at $0.15 cents per share.  Compensation for the future will be determined when and if additional funding is obtained.

Summary Compensation Table – Officers

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation earnings	All other Compen-sation	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
I. Andrew Weeraratne (1), CEO, CFO	2015	20,500	-0-	-0-	-0-	-0-	-0-	-0-	20,500
I. Andrew Weeraratne, CEO, CFO	2014	22,800	-0-	-0-	-0-	-0-	-0-	-0-	22,800

(1)

There is no employment contract with Mr. Andrew Weeraratne at this time.  Nor are there any agreements for compensation in the future.  A salary and stock options and/or warrants program may be developed in the future. The amount of value for the services of Mr. Weeraratne was determined by agreement for shares in which he received as a founders for (1) control, (2) willingness to serve on the Board of Directors and (3) participation in the foundational days of the corporation. The amount received by Mr. Weeraratne is not reflective of the true value of the contributed efforts by Mr. Weeraratne and was arbitrarily determined by the company.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
	Fees earned or paid in cash	Stock Awards	Option Award(s)	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation earnings	All other Compen-sation	Total
Name and principal position	($)	($)	($)	($)	($)	($)	($)
James C. New, Chairman of the Board of Directors	-0-	1,500	-0-	-0-	-0-	-0-	1,500
I. Andrew Weeraratne, Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Eugene Nichols, President, Secretary, Treasurer, Director	-0-	15,000	-0-	-0-	-0-	-0-	15,000
Bo G. Engberg, Director	-0-	1,500	-0-	-0-	-0-	-0-	1,500

CORPORATE HISTOY AND BUSINESS

Overview

NGFC Equities, Inc. (“NGFC”, “the Company”, “our”, “us”) began on October 2, 2013 and changed our name from Natural Gas Fueling and Conversion Inc. to NGFC Equities, Inc. on February 25, 2015. When we formed our company our focus was to (i) construct and/or purchase and manage a chain of combined gasoline, diesel and natural gas (NG) fueling and service stations (initially, in the Miami, FL area); (ii) construct conversion factories to convert NG to liquefied natural gas (LNG) and compressed natural gas (CNG); and (iii) construct conversion factories to retrofit vehicles currently using gasoline or diesel fuel to also run on NG in the United States and also to build a convenience store to serve our customers in each of our locations.

At a Board of Directors meeting held on February 16, 2015, the Company chose to diversify its operations by adding two additional divisions to its original business strategy to set up three divisions as follows:

1.

Energy and Retail Division

2.

Healthcare Division

3.

Consulting Division

In general the Company plans to conduct businesses through subsidiaries that we plan to acquire or being managed by an experienced management team with NGFC providing administrative support.

We began our Health Care Division by acquiring ECI-LATAM Inc. in the business of maintaining medical equipment in February of 2015. Since then we have done research on creating an animal health division to treat dairy animal from contracting mastitis and in August 2015, created a company La Veles Inc. to focus fully on product to treat dairy animal suffering from mastitis and udder edema.

Most recently we focused on expanding into the industry that deals in cell therapy for cancer. We attended the industry event “SITC 2015” on November 6-8, 2015 in Maryland and came across many start-up companies we believe we could acquire for consideration of some cash and stock of our company. Our research indicates that Cell Therapy for cancer is a fast growing business that would provide many lucrative opportunities for investors to join in an industry as it is breaking through and benefit from the upside as cell therapy becomes the most accepted cure for cancer.

In March 2015, we formed NGFC Limited Partnership (“NGLP” “the Partnership”) with NGFC Equities, Inc. as the General Partner. One of the purposes of the Partnership is to raise funds in the private market to acquire gasoline stations that the Partnership would lease back to the Company to generate a fixed return. The Partnership also will invest its funds buying shares of public companies with excellent fundamental values. One of the unique features of the Partnership is an option the limited partners to the partnership will have to convert 100% of their contributed capital regardless of the balance of the capital account to shares of NGFC at a pre-agreed strike price within a pre-agreed period.

In May 2015 we created “Vanguard Energy Inc. ” (“VE”) in California as a subsidiary of our energy division with an individual Michal Laub who is the CEO and founder of CNG United LLC that conduct safety courses and trading on conversion of gasoline vehicles to run on CNG.  We plan to make most our gasoline station acquisitions and adding NG fuel pumps through VE.

Legal Proceedings

None.

Principal Accountant Fees and Services

MaloneBailey, LLP is our independent registered public accounting firm. During fiscal years ended September 30, 2015 and 2014:

-        We incurred approximately $16,000 and $9,300 in fees respectively to our principal independent accountants for professional services rendered in connection with the audit of our financial statements for the fiscal years ending September 30, 2015 and 2014 and for the reviews of our financial statements for the quarters ended in the fiscal years 2015 and 2014.

-        We incurred approximately $7,550 and $0 in fees respectively to our principal independent accountants for professional services rendered in connection with consents on registration statements and the audit of our target for acquisitions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

OTHER MATTERS

The Board knows of no other matters other than those described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company’s voting stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC’s Public Reference Branch at 100 F Street, N.E., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov

INFORMATION INCORPORATED BY REFERENCE

The following documents are incorporated herein by reference and are deemed to be a part hereof from the date of filing of such documents:

Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015.

Reports in Form 8-K.

Code of Business Conduct and Ethics. (filed as Exhibit 14.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013)

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the action taken described herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

This Information Statement incorporates, by reference, certain documents that are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge to any person, including any stockholder, to whom this proxy statement is delivered, upon written or oral request to our Secretary at our address and telephone number set forth herein.

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT AND/OR THE PLAN, PLEASE CONTACT:

NGFC Equities, Inc.

45 Almeria Avenue

Coral Gables, FL 33134

Sincerely,

/s/ I Andrew Weeraratne
I Andrew Weeraratne
Chief Executive Officer